Robison, Hill & Co.	Certified Public Accountants
A PROFESSIONAL CORPORATION
Brent M. Davies, CPA
David O. Seal, CPA
W. Dale Westenskow, CPA
Barry D. Loveless, CPA

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Patriot Gold Corp.

We have issued an audit report dated August 23, 2005 for the year ended May 31, 2005 and 2004 for Patriot Gold Corp. incorporated by reference in the Registration Statement Form S-8. We consent to the use of our auditors report in the aforementioned registration statement.

Respectfully submitted,

/s/ Robison, Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

November 18, 2005

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF THE SEC PRACTICE SECTION and THE PRIVATE COMPANIES PRACTICE SECTION

1366 East Murray-Holladay Road, Salt Lake City, Utah 84117-5050

Telephone 801/272-8045, Facsimile 801/277-9942